Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Execution Version

MAY 20, 2010

BioSynthema Inc. and

Advanced Accelerator Applications, S.A.

SALE AND PURCHASE AGREEMENT

FOR THE ENTIRE ISSUED SHARE CAPITALOF

BIOSYNTHEMA INC.

Schedule 1 - Shareholders
Schedule 2 - Conditions to Completion
Schedule 3 - Representations and Warranties
Schedule 4 - Company Subsidiaries
Schedule 5 - Restricted Actions
Schedule 6 - Indemnification Obligations
Schedule 7 - Accounts as of December 31, 2009·

i

THIS SALE AND PURCHASE AGREEMENT (the "Agreement") is made as of this 20th day of May, 2010

BY AND AMONG:

1.	The several persons whose names are set out in Schedule 1 (the "Shareholders"); and

2.	Advanced Accelerator Applications, S.A., a limited company (societe anonyme) registered under the laws of France, and whose corporate headquarters is at 20 rue Diesel, 01630 Saint-Genis-Pouilly, France (the "Purchaser"); and

3.	BioSynthema Inc., a company incorporated under the laws of Missouri, United States of America, whose corporate headquarters is at 4041 Forest Park Boulevard, St. Louis, Missouri 63108, United States of America (the "Company," the Shareholders, the Purchaser and the Company may be referred to herein individually as a "Party" or collectively as the "Parties").

WHEREAS:

The Shareholders have each agreed to transfer and sell the Company Shares owned by them and the Purchaser has agreed to purchase and pay for all the Company Shares, in each case on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.DEFINITIONS AND INTERPRETATION

1.1              In this Agreement, the schedules and the Disclosure Letter, the following terms shall be defined as set forth below:

"Accounts" means the consolidated unaudited financial statements of the Company (comprising a balance sheet, consolidated statement of profit and loss and statement of cash flows for the fiscal year ended on 31 December 2009 with the notes thereto).

"Accounts Date" means December 31,2009.

"Accounts Receivable" has the meaning ascribed thereto in Schedule 3, Part A, and Section 22.

"Action" has the meaning ascribed thereto in Schedule 3, Part A, and Section 5.1.

"Affiliate" means, (i) in respect of any person including an individual, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise, and (ii) in respect of any individual, his or her grandparents and all descendants of those grandparents and (in each case) their spouses or a trust of which any of them is a beneficiary.

"Aggregate Consideration" has the meaning ascribed thereto in Section 2.1.

"Agreement" has the meaning set forth in the first sentence hereof.

"Authorizations" has the meaning ascribed thereto in Schedule 3, Part A, Section 16.

"Benchmark Value" means € 2.50 per Purchaser Share.

"Breaching Party" has the meaning ascribed thereto in Section 9.4.

"Breaching Shareholder" has the meaning ascribed thereto in Schedule 6, Section 2.1.

"Business" means the businesses and activities of the Company and Company Subsidiaries (including businesses as carried on at the date of this Agreement or at any time prior to Completion).

"Business Day" means a day (other than a Saturday or a Sunday) on which financial institutions are open for business in London, England and New York City, New York, United States of America.

"Claim Notice" has the meaning ascribed thereto in Section 2.1 of Schedule 6. "Clinical Trials Target" has the meaning ascribed thereto in Section 4.1. "Code" means the Internal Revenue Code of 1986, as amended.

"Combination Product" means a Product or Substitute Product sold in a finished dosage form containing a Product or Substitute Product in combination with one or more other products or ingredients which are not Products or Substitute Products.

"Common Stock" means the common stock, par value $0.10 of the Company

"Company" has the meaning ascribed thereto in the third recital.

"Company Benefit Plans" has the meaning ascribed thereto in Schedule 3, Part A, Section 7.1.

"Company ERISA Affiliate" has the meaning ascribed thereto in Schedule 3, Part A, and Section 7.1

"Company Intellectual Property" has the meaning ascribed thereto in Schedule 3, Part A, and Section 21.

"Company Legal Counsel" means Palank & Associates, LLC.

"Company Material Adverse Effect" means such circumstances, event or change that has had a material adverse effect on the business, operations or financial condition of the Company, but shall not include facts, circumstances, event or changes (i) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (ii) resulting from political conditions or developments in general, (iii) reflecting or resulting from changes or proposed changes in any Law (or interpretations thereof), (iv) resulting from the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, or (v) any facts, circumstances, events or changes that are cured by the Shareholders before the Completion Date.

"Company Material Contract" has the meaning ascribed thereto in Schedule 3, Part A, Section 20.

"Company Obligations" means (i) the loans from Stichting BWE to the Company in the amounts of $300,000 and €250,000, respectively, as each was amended May 1, 2010 and (ii) the $250,000 payable to Mallinckrodt Inc. on or before September 11, 2010, each as further described in the Disclosure Letter.

"Company Organization Documents" has the meaning ascribed thereto in Schedule 3, Part A, Section 1.

"Company Real Property" has the meaning ascribed thereto in Schedule 3, Part A, and Section 9.1.

"Company Shares" means the 5,390,033 shares of Common Stock issued and outstanding as of the date of this Agreement.

"Company Subsidiary" means any Subsidiary of the Company.

"Company Subsidiary Organization Documents" has the meaning ascribed thereto in Schedule 3 Sections 1.

"Completion" means the completion of the sale and purchase of the Company Shares pursuant to the terms of this Agreement.

"Completion Date" means the date of Completion or such other date as the Purchaser and the Majority Shareholders shall agree in writing to be the Completion Date.

"Confidential Material" has the meaning ascribed thereto in Section 15.1.

Contingent Consideration" means, collectively, the Contingent Cash Consideration and the Contingent Shares.

"Contingent Cash Consideration" has the meaning ascribed thereto in Section 2.1.

"Contingent Shares" has the meaning ascribed thereto in Section 2.1.

"Damages" has the meaning ascribed thereto in Section 2.1 of Schedule 6.

"Deed of Adherence" means a deed of adherence in a form satisfactory to the Purchaser, the Shareholders and the Company.

"Directors" mean Erion and van Rossem.

"Disclosing Party" has the meaning ascribed thereto in Section 15.1.

"Disclosure Letter" means the letter having the same date as this Agreement from the Company to the Purchaser setting forth exceptions to Schedule 3.

"Earn Out" has the meaning ascribed thereto in Section 5.8.

"EMEA” means the European Medicines Agency (or any successor agency).

"Encumbrance" means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

"End Date" means June 30, 2010, or such later date as may be agreed between the Purchaser, the Shareholders and the Company.

"Enforceability Exceptions" has the meaning ascribed thereto in Schedule 3, Part A, and Section 2.1.

"Environmental Laws" means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

"Erion" means Jack Erion, an individual having an address of 379 Woodmere Nook Court, St. Charles, Missouri 63303.

"ERISA" has the meaning ascribed thereto in Schedule 3, Part A, and Section 7.1.

"Executory Period" has the meaning ascribed thereto in Schedule 5, Section 1.

"FDA" has the meaning ascribed thereto in Schedule 3, Part A, and Section 16.

"Fifth Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"First Commercial Sale" means the initial ‘commercial sale’ of the Product (or the Substitute Product) that has obtained marketing authorization by either the FDA and/or EMEA.

"First Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Fourth Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"GEP-NET" means Gastro-entero-pancreatic Neuroendocrine Tumor.

"Gross Profit Margin" shall mean, for any fiscal year of the Company, the quotient of (x) Net Sales less the sum of (i) direct production costs plus (ii) distribution payments to any distributor or agent divided by (y) Net Sales.

"Governmental Entity" any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization.

"Hazardous Substance"means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances,Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

"Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture, and credit agreement or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) al1 1iabilities secured by an Encumbrance on any property and (vi) all guarantee obligations.

"Indemnification Obligations" has the meaning ascribed thereto in Section 1 of Schedule 6.

"Initial Cash Payment" has the meaning ascribed thereto in Section 2.1.

"Initial Shares" has the meaning ascribed thereto in Section 2.1.

"Intellectual Property" means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

"Key Employees and Consultants" means Jack L. Erion, President and CEO, and consultants: Jeanine Boesen through Boesen BV, Henk van Rossem and Mary Palank.

"Knowledge" or "Company Knowledge" means the actual awareness of a given matter by the Key Employees and Consultants or any of them.

"Law" or "Laws" means any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Entity.

"Licensed Intellectual Property" has the meaning ascribed thereto in Schedule 3, Part A, and Section 21.

"Majority Shareholders" has the meaning ascribed thereto in Section 18.1.

"Management Accounts" mean the unaudited consolidated financial statements (comprising a balance sheet, consolidated statement of profit and loss, statement of cash flows and statement of shareholders' equity) of the Company and Company Subsidiaries from the Accounts Date through the Completion Date, each in the agreed form.

"Market Authorization Target" has the meaning ascribed thereto in Section 4.1.

Market Value" means the most recent price per Purchaser Share at which the Purchaser or the Purchaser's shareholders last sold its shares to bona fide purchasers in bona fide stock sale transactions (including by way of subscription of increase of capital of the Company), excluding: (i) any gift or other issuance for no or nominal value, (ii) transfer made following exercise of the pre-emption right provided in the bylaws of the Purchaser, (iii) permitted transfers under the Shareholders' Agreement or (iv) any issuances, exercises or purchases pursuant to any stock option, bonus or similar employee compensation plan of the Purchaser.

"Net Sales" means, with respect to the commercial sale (as defined by the FDA or the EMEA) of the Product (or the Substitute Product, as the case may be), during the prior completed fiscal year, the gross amount invoiced and effectively collected by or on behalf of the Purchaser (or the Company) and their Subsidiaries (or Affiliates) for the Product (or Substitute Product) in bona fide, arm's-length transactions plus any royalties received by Purchaser (or the Company) and their Subsidiaries from licensees or sublicensees from commercial sales of the Product (or Substitute Product), less the following customary deductions, determined in accordance with US GAAP, to the extent included in the gross invoiced commercial sales price of any Product or Substitute Product or otherwise directly paid or incurred by the Purchaser, the Company or their Subsidiaries (and Affiliates) with respect to the commercial sale of such Product or Substitute Product:

(i)            normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to commercial sales of the Product or Substitute Product;

(ii)           amounts actually repaid or credited by reason of defects, rejection recalls, returns, rebates and allowances of goods;

(iii)          charge-backs and other amounts paid on commercial sales or dispensing of such Product;

(iv)          rebate amounts payable resulting from governmental mandated rebate programs;

(v)           tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);

(vi)          Customary cash discounts for timely payment; (vii) delayed ship order credits;

(viii)        discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(ix)           All freight, postage and insurance included in the invoice price;

(x)         all payments made to distributors, consultants or agents in connection with the sale of the Product (or Substitute Product);

(xi)        all royalties (including royalties to Mallinckrodt) paid or other payments made to licensors in connection with the sale of the Product (or Substitute Product).

Commercial sales by the Purchaser and/or the Company to (i) any of their Affiliates, Subsidiaries, licensees or sublicensees or (ii) for clinical trial use shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of the amount Net Sales but which are separately charged to third parties shall not be deducted from the invoice price in the calculation of the amount Net Sales.

In the case of any commercial sale or other disposal for value, such as barter or counter- trade, of the Product, or part thereof, other than in an arm's-length transaction exclusively for money, the amount of Net Sales shall be calculated by the Company as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product or Substitute Product in the country of sale or disposal.

Net Sales from Combination Products shall be determined in accordance with Section 5.3 by replacing the introduction to Section 5.3 as follows: "For the purpose of determining the Royalty Payments with respect to sales of Combination Products" shall be replaced with "For the purpose of determining Net Sales with respect to sales of Combination Products."

"Net Sales Target" has the meaning ascribed to such term in Section 4.1.

"Officers" mean each of Erion and Palank.

"Order" has the meaning ascribed thereto in Schedule 3, Part A, Section 5.1.

"Other Product" has the meaning ascribed thereto in Section 5.3.

"Palank" means Mary Palank, an individual having an address of 1034 S. Brentwood Blvd., Suite 1630, St. Louis, Missouri 63117, USA.

"Participating Member State" means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" or "Parties" has the meaning ascribed thereto in the description of the parties to this Agreement on page 1 hereof.

"Plan" means that certain Restricted Stock Bonus Plan of the Company, as approved December 29, 2004.

"Press Announcement" means the press announcement to be issued by the Company and the Purchaser in the agreed form upon Completion.

"Proceedings" means any legal proceedings or action arising out of or in connection with this Agreement or any other document referred to herein.

"Product" means, either: (i) the 177-leutitum radiolabeled compound for radiotherapeutic or radiodiagnostic use in final dosage form and ready for infusion into the patient, with "compound" meaning, the somatostatin peptide analogue, DOTAO-Tyr3-octreotate)o, r (ii) the vial containing frozen or lyophilized material comprised of the compound plus other additives necessary for a commercially stable formulation to which a 177-leutium solution is added to make the Product.

"Purchaser" has the meaning ascribed thereto in the description of the parties to this Agreement on page 1 hereof.

"Purchaser General Indemnification Claim" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Purchaser General Indemnification Notice" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Purchaser Indemnified Party" has the meaning ascribed thereto in Section 2.1 of Schedule 6.

"Purchaser Shares" means shares of common stock of the Purchaser, nominal value of € 0.10 each;

"Purchaser Share" shall be construed accordingly.

"Purchaser Survival Period" has the meaning ascribed thereto in Section 1 of Schedule 6.

"Purchaser's Legal Counsel" means Ellenoff Grossman & Schole LLP.

"Receiving Party" has the meaning ascribed thereto in Section 15.1.

"Representatives" means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or of its respective Affiliates.

"Restricted Actions" means the actions listed in Schedule 5.

"Royalty Payment" has the meaning ascribed thereto in Section 5.1.

"Royalty Payment Objection Period" has the meaning ascribed thereto in Section 5.5

"Royalty Statement" has the meaning ascribed thereto in Section 5.5.

"Sale of the Company" means, following the Completion of this Agreement, the acquisition, whether effected directly or indirectly or in one or a series of transactions, by a third person not affiliated with the Purchaser of the capital stock or assets of the Company (other than a sale, exchange or transfer to one or more entities where the Purchaser retains, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entity or entities to which the assets were transferred), for an aggregate amount exceeding the Aggregate Consideration (excluding any Royalty Payments) multiplied by three (3).

"Second Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Securities Act" means the Securities m Act of 1933, as amended.

"Shareholder Agreement" means that certain Shareholders Agreement by and among all of the shareholders of the Purchaser effective as of March 1, 2009, as amended on April 8, 2009.

"Shareholder Indemnification Cap" has the meaning ascribed thereto in Schedule 6, Section 2.2(d).

"Shareholders" mean the holders of Common Stock whose names and addresses are set out in Part 1 of Schedule 1.

"Side Letter" means that certain side letter dated May 20 2010 pursuant to which van Rossem and Palank agree to certain non-competition and non-solicitation provisions.

"Subsidiary" or "Subsidiaries" means any corporation, a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified person.

"Substitute Product" means a molecule different from Lutate for treatment of GEP-NET (including carcinoid), for which the Purchaser or its Subsidiary or Affiliate achieves Net Sales in lieu of the Product.

"Survival Period" has the meaning ascribed thereto in Section 1 of Schedule 6.

"Surviving Provisions" means Sections 5, 11, 14, 15, 22 and Schedule 6.

"Target" or "Targets" means: (i) the Clinical Trials Target, (ii) the Market Authorization Target or (iii) the Net Sales Target, as applicable, and as such terms are defined in Section 4.1.

"Tax" or "Taxes" means any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever. Imposed by any Governmental Entity (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

"Tax Returns" has the meaning ascribed thereto in Schedule 3, Part A, and Section 8.1.

"Tenant Leases" has the meaning ascribed thereto in Schedule 3, Part A, and Section 9.1.

"Third Party Claim" has the meaning ascribed thereto in Section 3 of Schedule 6.

"Third Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Transaction Documents" has the meaning ascribed thereto in Section 13.1.

"Uniform Commercial Code" means the Uniform Commercial Code as in effect from time to time in the State of Missouri.

"US GAAP" means the generally accepted accounting principles of the United States.

"van Rossem" means Hendrik van Rossem, an individual having an address of Wihelminaplantsoen 13, 1601 LS Enkhuizen, The Netherlands.

"€" and "Euro" means the single currency of the Participating Member States.

"$" and "US Dollar" means the single currency of the United States of America.

1.2             In this Agreement, unless otherwise specified:

(a)           a reference to any Law shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any Law after the date of this Agreement would increase or alter the liability of any of the Company, the Shareholders or the Purchaser under this Agreement; and

(b)           references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established; and

(c)          references to a "person" shall be construed so as to include any individual, firm, company, Governmental Entity or any joint venture, association or partnership (whether or not having separate legal personality); and

(d)           use of any gender inc1udesthe other gender; and

(e)          references to writing shall include any modes of reproducing words in a legible and non transitory form; and

(f)          headings to Sections and Schedules are for convenience only and do not affect the interpretation of this Agreement; and

(g)         the Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Recitals and the Schedules; and

(h)          references to "including" shall be construed as "including without limitation."

2. SALE AND PURCHASE

2.1        At Completion and subject to the terms and conditions set forth herein, each of the Shareholders shall irrevocably sell, free from all Encumbrances and with full title guarantee, the Company Shares and the Purchaser shall purchase all of the Company Shares together with all rights attached or accruing to them, for the following consideration (the "Aggregate Consideration"): (i) € 375,000 in cash (the "Initial Cash Payment"); (ii) that certain number of Purchaser Shares having an aggregate Market Value of € 2,300,000 (the "Initial Shares"); (iii) up to € 1,125,000 in cash subject to the provisions of Section 4 (the "Contingent Cash Consideration"); (iv) that certain number of Purchaser Shares having up to an aggregate Market Value of € 6,900,000 (the "Contingent Shares"); (v) the right to receive the Royalty Payment; and (vi) the assumption of the Company Obligations; provided, however, the Contingent Consideration may be reduced in accordance with the Indemnification Obligations.

2.2        With effect from the Completion Date and by executing this Agreement, each of the Shareholders irrevocably waives any and all rights over any of the Company Shares any of them ever had, now have or hereafter can, shall or may have, from the beginning of the world to the end of time.

3. INITIAL CASH PAYMENT; INITIAL SHARES

3.1         At Completion and upon receipt of the duly endorsed certificates representing the Company Shares, the Purchaser (or its agent) shall: (i) distribute the Initial Cash Payment and (ii) issue the Initial Shares, with each of (i) and (ii) being paid or issued, respectively, to the Shareholders pro rata in accordance with their percentage ownership of the Company Shares set forth on Schedule 1; provided, however, each Shareholder acknowledges that becoming a party to the Shareholder Agreement is an unwaivable condition precedent to receipt of any Initial Shares due such Shareholder and that such Shareholder shall not be treated as a stockholder of Purchaser, shall not appear on the records of the Purchaser as a shareholder and shall have no right, title or interest to the Initial Shares until such Shareholder has executed the Shareholder Agreement.The aggregate number of Initial Shares to be issued shall be 920,000.

3.2         Payment of the Initial Cash Payment shall be made by wire transfer of funds in Euro to each of the Shareholders in accordance with Schedule 1.

3.3        A certificate evidencing each Shareholder's pro rata portion of the Initial Shares shall be sent to the address set forth opposite each Shareholder's name in Schedule 1 by Federal Express (or similar courier). Each of the Shareholders agrees that upon receipt of such certificate, such Shareholder will not effect any sale, transfer, assignment, hypothecation, pledge or other Encumbrance of the Initial Shares, unless such sale, transfer, assignment, hypothecation, pledge or other Encumbrance is made in accordance with (i) French securities Laws (as evidenced by an opinion of counsel) or an applicable exemption therefrom and (ii) the Shareholder Agreement

4. CONTINGENT CASH CONSIDERATION;
CONTINGENT SHARES

4.1        At such time that (i) clinical trials approved by the FDA and EMEA begin with respect to the Product (or Substitute Product) (the "Clinical Trials Target"), (ii) marketing authorization is granted with respect to the Product (or Substitute Product) by both the FDA and EMEA (the "Market Authorization Target") or (iii) aggregate Net Sales of the Product (or Substitute Product) exceed € 10,000,000 in the aggregate (the "Net Sales Target"); then upon and subject to the satisfaction of each such Target: (a) one-third (1/3) of the Contingent Cash Consideration and (b) Contingent Shares having a Market Value equal to one-third (1/3) of the € 6,900,000 (as calculated pursuant to Section 4.2 and adjusted pursuant to Section 4.3) shall be paid or issued, as applicable, to the Shareholders in accordance with Sections 4.3 and 4.4; provided, however, no Contingent Shares shall be issued to any Shareholder who is in material violation of, or breach with respect to the Shareholders' Agreement, or to any Officer or Director who is in material violation of, or breach with respect to any employment, non-compete or other agreement between such person and the Purchaser or the Company (or any Subsidiary of either), the fact of such material violation or breach to be determined in the reasonable, good faith, discretion of Purchaser and disputed in accordance with Section 19.

4.2         The Contingent Shares issuable upon the satisfaction of any Target shall be the quotient of the following:

Contingent Shares = portion of Euro 6,900,000 payable upon satisfaction of such Target or Targets

Market Value

provided that if the Market Value of such Contingent Shares is less than the Benchmark Value, then: (i) the number of Contingent Shares to be issued shall be equal to that portion of € 6,900,000 payable upon satisfaction of such Target or Targets divided by the Benchmark Value and (ii) the difference between the Benchmark Value and Market Value (per Contingent Share) shall be paid in cash (Euros), in accordance with Section 4.4

The Contingent Cash Consideration and/or the Contingent Shares may be reduced from time to time by all or a portion of the Indemnification Obligations in accordance with Schedule 6, Section 2.2.

4.3        Within sixty (60) days after the satisfaction of a Target, any Contingent Cash Consideration due the Shareholders shall be paid by wire transfer of immediately available funds denominated in Euros to the Shareholders in accordance with Schedule 1. Any such payments of Contingent Cash Consideration shall include interest accruing at two percent (2%) per annum, calculated on the basis of a 365 day year; from the date of Completion to the date such payment is made.

4.4         A certificate evidencing the Contingent Shares due with respect to satisfaction of a Target shall be sent by the Purchaser (or its transfer agent) to each respective Shareholder in accordance with Schedule 1 within sixty (60) days of satisfaction of such Target.

4.5          Prior to the Sale of the Company, the payment of all unpaid Contingent Cash Consideration and the issuance of any then unissued Contingent Shares (less any amounts withheld in accordance with the provisions set forth in Schedule 6, Section 2.2) shall automatically be accelerated such that the Purchaser shall, immediately prior to consummation of such Sale of the Company, pay all unpaid Contingent Cash Consideration and issue all unissued Contingent Shares as set forth herein.

4.6          As soon as practicable, but no later than the thirtieth (30th) day after the applicable Target is satisfied, the Purchaser (or its agent) shall prepare in good faith and deliver to the Shareholders a statement setting forth in reasonable detail (a) the Target achieved and (b) the Contingent Consideration due as a result thereof.

4.7         Until the expiration of the Survival Period, each of the Shareholders hereby covenants and agrees that such Shareholder shall remain both the record and beneficial holder of all such Contingent Shares in a given year subject to the Indemnification Obligations held by such Shareholder and shall not sell, transfer, assign, hypothecate, pledge or otherwise encumber such Contingent Shares except in accordance with the Laws of descent and distribution upon the death of such Shareholder; provided, however that in all cases such Contingent Shares shall remain subject to this Section 4.7 and provided, further, that upon the expiration of the Survival Period, such Shareholder shall only effect a sale, transfer, assignment, hypothecation, pledge or other Encumbrance of such Contingent Shares in accordance with (i) French securities Laws (as evidenced by an opinion of counsel) or an applicable exemption therefrom and (ii) the Shareholder Agreement.

4.8         Unless and until the Contingent Shares become due pursuant to this Section 4, the Shareholders shall have no rights, title or interest in any securities or other property received by Shareholders of the Purchaser as a result of any stock split or combination of the Purchaser, payment of a stock dividend or other stock distribution in or on Purchaser Shares, or change of Purchaser Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Purchaser.

4.9        No fractional Contingent Shares shall be issued and no certificates or scrip for any such fractional Contingent Shares shall be issued. Any Shareholder who would otherwise be entitled to receive a fraction of a Contingent Share shall, in lieu of such fraction, be paid in cash the amount in Euro (rounded up to the nearest whole Euro cent) determined by multiplying such fraction of a Contingent Share by the greater of (i) the Market Value or (ii) the Benchmark Price.

4.10      The Purchaser shall use commercially reasonable efforts to extend or renew all corporate approvals and authorizations necessary to issue the Contingent Shares in accordance with the terms of this Agreement. If (i) the approvals and authorizations to issue the Contingent Shares have not been renewed or extended by the end of the twenty- sixth (26th) full month following the Completion Date or (ii) if any extensions to the corporate approvals or authorizations are not subsequently extended prior to the expiration of the approvals or authorizations then in effect to issue the Contingent Shares, then subject to Section 4.3, the Purchaser agrees that all Contingent Shares shall immediately be deemed to have been fully earned and shall be issued as soon as practicable (but in any event prior to the expiration of the approvals and authorizations) to each Shareholder in accordance with Schedule 1. The Purchaser shall also provide notice to the Shareholders, in a commercially reasonable manner, following any non-renewal of the approvals and authorizations necessary to issue the Contingent Shares.

5. ROYALTY PAYMENTS AND OBLIGATIONS.

5.1          In further consideration of the transaction contemplated hereby, the Purchaser .hereby agrees to pay to the shareholders a portion of the annual Net Sales of the Product or any Substitute Product (if Purchaser commercializes such Substitute Product in lieu of the Product) during the period set forth in Section 5.4 hereof (the "Royalty Payment"). All Royalty Payments shall be made to the Shareholders in accordance with Schedule 1 within ninety (90) days of such Royalty Payment becoming due and payable. Royalty Payments being due in one year shall not be indicative of, or infer that, Royalty Payments shall be due in subsequent years.

5.2         Provided the Gross Profit Margin in a given year with respect to the relevant Net Sales is in excess of thirty percent (30%), then Purchaser shall make Royalty Payments in accordance with the following: (i) with respect to Net Sales from 0 to $50,000,000, the Shareholders shall be entitled to a Royalty Payment equal to [*] ([*]%) of such Net Sales, (ii)

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

with respect to Net Sales from $50,000,000 to $100,000,000, the Shareholders shall be entitled to a Royalty Payment equal to [*] percent ([*]%) of such Net Sales, and (iii) with respect to Net Sales equal to or in excess of $100,000,000, the Shareholders shall be entitled to a Royalty Payment equal to [*] percent ([*]%) of such Net Sales. For the avoidance of doubt, in all cases where the Gross Profit Margin is less than thirty percent (30%) of the Net Sales, no Royalty Payments shall be due from Purchaser to the Shareholders in connection with such Net Sales. For purposes of this Section 5.2, any sales reflected in Euros shall be converted to US Dollars in accordance with Section 20.

5.3         For the purpose of determining the Royalty Payments with respect to sales of Combination Products, Net Sales will be determined by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which shall be the per unit retail selling price of the Product included in the Combination Product sold as a separate stand-alone item, and the denominator of which shall be the per unit retail selling price of the Combination Product. If there is no established current retail selling price for the Product or Substitute Product sold separately, but there is an established current retail selling price for the other products sold in combination with the Product or Substitute Product (the "Other Product"), then the Net Sales price of the Product or Substitute Product sold in such Combination Product will be (i) the Net Sales of the Combination Product less (ii) the Net Sales of the Combination Product multiplied by a fraction, the numerator of which shall be the per unit retail selling price of the Other Product sold separately, and the denominator of which shall be the per unit retail selling price of the Combination Product. If there is no established per unit retail selling price for the Product or the Other Product, then, the Net Sales price of the Product or Substitute Product included in such Combination Product will be determined by the Purchaser in good faith using commercially reasonable methods in accordance with generally accepted cost accounting principles consistently applied.

5.4         The Purchaser's obligation with respect to the Royalty Payments shall commence on the earlier of the date of the First Commercial Sale of the Product or Substitute Product by the Company, a Subsidiary or any of their Affiliates. Royalty Payments will be paid by Purchaser hereunder until the earlier of (i) ten (10) years following the First Commercial Sale of the Product or (ii) ten (10) years following the First Commercial Sale of any Substitute Product. For the purposes of clarity, the Shareholders shall only receive Royalty Payments with respect to either the Product or the Substitute Product, which shall be determined as the first to consummate a First Commercial Sale.

5.5         Royalty Payments shall be calculated as of the end of each calendar quarter in Euro, with Net Sales in any foreign currency to be converted into Euro at the conversion rate set forth in the Financial Times (London Edition) during such quarter. Royalty Payments shall be paid to the Shareholders in Euro within ninety (90) days following the end of each fiscal

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

year. As soon as practicable, but in no event later than the sixtieth (60th) day following the end of Purchaser's fiscal year during which Royalty Payments are due, the Purchaser shall deliver to the Shareholders a statement (the "Royalty Statement") setting forth the Net Sales for the fiscal year pursuant to which the Royalty Payment is being made, and setting forth: (i) the total number of units of the Product or Substitute Product sold by country, (ii) the gross sales of the Product or Substitute Product in the local currency and the Euro conversion and (iii) an analysis of the manner in which the Royalty Payment was calculated. Unless the Majority Shareholders deliver a written objection to the Purchaser within thirty (30) days following its receipt of the Royalty Statement (the "Royalty Payment Objection Period"), the Royalty Payments set forth on the Royalty Statement shall be deemed final and binding on the Shareholders. Any notice of objection by the Majority Shareholders must be timely and specify the items or calculations with which such Majority Shareholders reasonably takes issue. If the Majority Shareholders object in accordance with the previous sentence, Purchaser and the Majority Shareholders shall settle such dispute in accordance with the provisions set forth in Section 19 below, with such resolution applying pro rata to all Shareholders.

5.6         The Purchaser shall maintain and shall require its Subsidiaries, licensees, and sublicensees (if applicable) to maintain accurate books and accounts of record in connection with the sale by or for it of the Product or Substitute Product and any Combination Product in sufficient detail to permit accurate determination of all figures necessary for verification of the Royalty Payments. Such records shall be maintained for a period of five (5) years from the end of each year in which sales occurred. To ensure that the proper Royalty Payment is made, the Majority Shareholders shall have the right, at their own expense, to cause qualified certified public accountants of its choice to audit the Purchaser's books and records pertaining solely to Net Sales of the Product or any Substitute Product. Such audits shall take place during Purchaser's normal business hours and not more frequently than once per calendar year. Prior to conducting an audit, the Majority Shareholders will provide at least ten (10) days written notice to Purchaser. If any such audit reveals that a shortfall in Royalty Payments has occurred, then Purchaser shall promptly following (i) the receipt of notice of a shortfall by the Majority Shareholders in the event that Purchaser does not dispute the audit results or (ii) the resolution of any such dispute, pay to the Shareholders the amount of such shortfall plus interest accrued thereon at the average prime rate announced by Citibank, N .A. during the period from the date the Royalty Payment was originally due and ending on the date that the shortfall and interest is paid. If the parties have a good faith dispute regarding the results of the audit, they shall first seek to amicably resolve the dispute through discussion. If the parties are unable to resolve the dispute, they shall jointly appoint an independent certified public accountant to resolve the dispute and will abide by the decision reached by such independent certified public accountant. If the parties are unable to agree on the selection of an independent certified public accountant, they shall each appoint one such firm, and the two so selected shall chose a third independent certified public accountant who shall resolve the dispute and whose decision shall be binding on the parties. The parties will share equally the fees and expenses of any independent certified public accountant engaged to resolve any dispute pursuant to this Section 5.6; provided, however, that if (a) the independent certified public accountant selected in accordance with the immediately preceding sentence determines the existence of a Net Sales deficiency that is greater than or equal to five percent (5%) of the Net Sales originally reported by the Purchaser, the Purchaser shall pay all fees and expenses of the independent certified public accountant engaged to resolve such dispute or (b) that the independent certified public accountant confirms the Net Sales originally reported by the Purchaser or determines the existence of a Net Sales surplus of the Net Sales originally reported by the Purchaser, the Majority Shareholders shall pay all fees and expenses of the independent certified public accountant engaged to resolve such dispute.

5.7       Any Tax that Purchaser is required to withhold under applicable Law and pay on behalf of the Shareholders hereunder with respect to any Royalty Payment shall be deducted from and offset against said Royalty Payment prior to remittance; provided, however, that in regard to any Tax so deducted, Purchaser shall give or cause to be given to the Shareholders such assistance as may reasonably be necessary to enable the Shareholders to claim exemption therefrom or credit therefor, and in each case shall furnish the Shareholders of proper evidence of Taxes paid on behalf of the Shareholders. If a Tax treaty is applicable or in effect and the Majority Shareholders request Purchaser utilize such treaty, the Purchaser shall use reasonable efforts in complying with the treaty and each Shareholder shall give or cause to be given to Purchaser such assistance as may be reasonably necessary to enable Purchaser to utilize such treaty.

5.8          From the Completion Date through the entirety of the period when any Royalty Payments and/or Contingent Consideration (collectively, the "Earn Out") may be or become payable by the Purchaser to the Shareholders in accordance with this Agreement, the Purchaser shall: (i) for the purpose of protecting the rights of the Shareholders to receive the Earn Out under the terms of this Agreement, use commercially reasonable efforts to avoid taking any action or permitting any omission which is intended to deter the Shareholders' ability to earn the Earn Out; and (ii) use commercially reasonable efforts to collect all Net Sales in a timely manner.

6. CONDITIONS

6.1        The sale and purchase of the Company Shares and the completion of the other transactions contemplated by this Agreement and the Transaction Documents are in all respects conditional upon those matters listed in Schedule 2, provided that: (i) the Purchaser may, in its sole and absolute discretion, waive any of the conditions precedent which must be satisfied by the Shareholders and Company set forth on Schedule 2A by written notice to the Shareholders, (ii) the Shareholders may, in their sole and absolute discretion, waive any of the conditions precedent which must be satisfied by the Purchaser set forth on Schedule 2B by written notice to the Purchaser, and (iii) in no instance may any party hereto waive the conditions set forth on Schedule 2C.

6.2          The Company and the Shareholders covenant and agree to use commercially reasonable efforts to cause the conditions set forth in Schedule 2 (and applicable to such party) to be fulfilled as soon as possible after the date of this Agreement (to the reasonable satisfaction of the Purchaser); and the Purchaser covenants and agrees to use commercially reasonable efforts to cause the conditions set out in Schedule 2 (and applicable to such party) to be fulfilled as soon as possible after the date of this Agreement.

6.3          None of Purchaser, the Company or the Shareholders may rely on the failure of any condition set forth in Schedule 2 to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

7. CONDUCT OF BUSINESS BEFORE COMPLETION

7.1        The Shareholders shall take all reasonable actions within their power to procure, and the Company shall procure, that the Business is conducted in the ordinary course during the period from the date of this Agreement to Completion. Without limitation to the generality of the foregoing, the Shareholders shall take all commercially reasonable actions within their power to procure, and the Company shall use its best efforts to procure, that between the date of this Agreement and Completion neither the Company nor any Company Subsidiary will undertake any of the Restricted Actions without the prior written consent of the Purchaser.

7.2         Sub-Section 7.1 shall not operate so as to restrict or prevent:

(i)          any matter reasonably undertaken by the Company or Company Subsidiary in an emergency or disaster situation with the intention of minimizing any material adverse effect thereof (and of which the Purchaser will be notified in advance, where such advance notice is commercially practicable, failing which the Purchaser shall be notified promptly thereafter) only for so long as such emergency or disaster situation continues and/or solely to the extent the Company reasonably considers necessary to mitigate the effects of such emergency or disaster situation; or

(ii)        the completion or performance of any obligations undertaken in the ordinary course of business pursuant to or matters contemplated by any agreement or arrangement entered into by the Company or Company Subsidiary prior to the date of this Agreement which does not in the aggregate exceed $10,000; or

(iii)       any matter contemplated in this Agreement; or

(iv)       any matter undertaken with the prior written approval of the Purchaser.

7.3          From the date of this Agreement until Completion, the Shareholders shall use commercially reasonable efforts to procure and the Company shall use its best efforts to procure that each of the Company and Company Subsidiaries shall give the Purchaser and its authorized representatives reasonable access to books, records, accounts, documents, personnel and offices of the Company and Company Subsidiaries.

7.4         Neither the Shareholders nor the Company shall be obliged to grant access pursuant to Section 7.3 to the extent that such access materially interferes with the ability of the Company or Company Subsidiaries to conduct the Business.

7.5          From the date of this Agreement until Completion, the Company shall use its best efforts to provide the Purchaser and its authorized representatives with notice of any enquiry or investigation of, or any material communication, material correspondenceor material request received from, a Governmental Entity in relation to the Business, the Company or any Company Subsidiary within twenty-four (24) hours of becoming aware, or at such time it should reasonably be aware thereof.

8. COMPLETION

8.1         Completion shall take place on the Completion Date at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, NY 10017, or at such other venue as may be agreed in writing between the Majority Shareholders and the Purchaser.

8.2         Except with respect to any condition on Schedule 2C which shall not be waived, each of the conditions to Completion set forth on Schedule 2A and 2B shall have been satisfied or waived by the party benefiting from such condition.

8.3         If the respective obligations of the Company, Shareholders and/or the Purchaser pursuant to Schedule 2 have not been satisfied or waived by the Completion Date the Purchaser or the Company, as the case may be, shall have the following options: (i) defer Completion, (ii) proceed to Completion as far as practicable (without limiting the parties' respective rights under this Agreement), or (iii) in the event that Completion has not occurred by the End Date, terminate this Agreement by notice in writing to the other parties hereto, provided that the reason Completion has not occurred by the End Date is not attributable to any act or omission by the party giving such notice.

9. Representations And Warranties; Limitations; Cure Period

9.1        Unless such representation or warranty is limited therein, each of the representations and warranties set forth on Schedule 3 shall survive until the expiration of the Survival Period.

9.2       The representations and warranties set out in separate paragraphs of Schedule 3 shall be separate and independent and (except as expressly provided otherwise in this Agreement) no representation or warranty shall be limited by reference to any other representation or warranty.

9.3         The representations and warranties are qualified by and are subject to any facts and circumstances fairly disclosed in this Agreement or the Disclosure Letter with sufficient detail to allow a reasonably sophisticated person to evaluate such matter.

9.4          If there has been a breach by any Shareholder of the representations and warranties set forth in Section 17.2 of Schedule 3, then, and only if such breach is curable, such Shareholder shall have twenty (20) calendar days to cure such breach, provided such Shareholder exercises commercially reasonable best efforts to cure such breach. Notwithstanding any cure by the Shareholder or the effectuation of a cure by the Shareholder, the Purchaser may seek indemnification pursuant to the Indemnification Obligations for any Damages incurred by Purchaser as a result of such breach during the cure period.

10. SURVIVAL FOLLOWING COMPLETION

10.1      Any provision of this Agreement which is capable of being performed in accordance with the terms of this Agreement after Completion, but which has not been performed at or before Completion, the representations and warranties and all covenants and other undertakings contained in or entered into pursuant to this Agreement that are intended to be performed after Completion shall remain in full force and effect notwithstanding Completion, subject to the provisions contained in Schedule 6.

11. REMEDIES AND WAIVERS

11.1      Except as otherwise expressly provided in this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy or operate as a waiver thereof.

11.2       Except as otherwise expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3       Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

11.4       The Purchaser shall be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by any Shareholder and/or Company of any covenant or agreement contained in this Agreement. Accordingly, the Shareholders and the Company hereby agree the Purchaser is entitled to an injunction prohibiting any conduct by the Shareholders and/or the Company in violation of this Agreement and the Shareholders or the Company, as the case may be, shall not seek the posting of any bond in connection with such request for an injunction. All costs and expenses, including reasonable attorneys' and experts' fees incurred by the parties in connection with any action for enforcement pursuant to this Section 11.4 shall be borne by the non-prevailing party or parties.

11.5       The Shareholders shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the Purchaser of any covenant or agreement contained in this Agreement. Accordingly, the Purchaser hereby agrees the Shareholders are entitled to an injunction prohibiting any conduct by the Purchaser in violation of this Agreement 'and Purchaser shall not seek the posting of any bond in connection with such request for an injunction. All costs and expenses, including reasonable attorneys' and experts' fees incurred by the parties in connection with any action for enforcement pursuant to this Section 11.5 shall be borne by the non-prevailing party or parties.

12. ASSIGNMENT

12.1        Neither the Company nor the Shareholders shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or any causes of action arising hereunder without the prior written consent of the Purchaser, other than an assignment or transfer by operation of descent and distribution. The Purchaser may assign the benefit of all or any of the Company or Shareholder obligations under this Agreement and/or any other benefit to the Purchaser arising under or out of this Agreement, subject to the provisions contained in Section 4.5 above.

12.2      This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors in title and permitted assigns.

13. ENTIRE AGREEMENT; AMENDMENT

13.1      This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Schedules referred to herein, which exhibits and Schedules are incorporated herein by reference, the Disclosure Letter, the Shareholder Agreement, the Side Letter and the Deed of Adherence (collectively, the "Transaction Documents"), constitute the whole and only agreement among the parties relating to subject matter provided for herein and supersede all prior agreements and the understandings among the parties with respect to such subject matter. The parties acknowledge and agree they have not entered into this Agreement or any of the other documents or agreements referred to herein in reliance or any representation or warranty except for those set forth in the Transaction Documents.

13.2       Prior to Completion, this Agreement may only be amended in writing signed by or on behalf of the Purchaser and the Company. Beginning at Completion, this Agreement may only be amended in writing signed by or on behalf of the Purchaser and the Majority Shareholders.

14. NOTICES

14.1        All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile transmission or email, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

14.2       Notices under this Agreement shall be sent to:

(a)       if to a Shareholder, at the address and/or facsimile number set forth on such Shareholder's signature page

(b)        if to the Company:

BioSynthema, Inc.

4041 Forest Park Avenue

S1.Louis, MO 63108

Attn: General Counsel

Fax: (314) 615-6901

with a copy to (which shall not constitute notice):

Palank & Associates

1034 S. Brentwood Blvd., Suite 1630

S1.Louis, MO 63117

Attn: Mary A. Palank, Esq.

Fax: (314) 863-3301

(c)       if to the Purchaser:

Advanced Accelerator Applications, S.A.

20, rue Diesel

01630 Saint Genis Pouilly, France

Fax: (33)-4-50-99-3070

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, NY 10017

Attn: Douglas S. Ellenoff, Esq.

Fax: (212) 370-7889

15. CONFIDENTIALITY

15.1        Each party to this Agreement shall (and shall procure that each of its Representatives shall) treat as confidential all information (whether written or transferred or obtained orally, visually, electronically or by any other means) obtained in connection with the preparation for and negotiation of the sale and purchase of the Company Shares or as a result of entering into or performing this Agreement (or, with respect to confidential information relating to the Business, the Company and Company Subsidiaries known by any Shareholder, obtained in connection with the Business, the Company and Company Subsidiaries prior to Completion) which relates to:

(a)        (in relation to the obligations of the Purchaser under this Section 15) any confidential information received or held by the Purchaser (or any of its Representatives) where such information relates to the Shareholders or any of them or, prior to (but not after) Completion, the Company or any Company Subsidiary;

(b)        the provisions of this Agreement;

(c)        the negotiations relating to this Agreement;

(d)       the subject matter of this Agreement; or

(e)      (in relation to the obligations of each of the Shareholders, this Section 15) any confidential information received or held by such Shareholder (or any of their Representatives) where such confidential information relates to the Purchaser or, following Completion, the Company, any Company Subsidiary or the Business including any confidential Intellectual Property owned by the Purchaser, the Company or any Company Subsidiary or any Licensed Intellectual Property (as defined in Schedule 3)

(the abovementioned items of information shall, for the purposes of this Section 15, be referred to herein as "Confidential Material"). Notwithstanding the foregoing, Confidential Material shall not include any information of the disclosing party or its Affiliates (the "Disclosing Party") that (i) is already known to the receiving party or its Affiliates (the "Receiving Party") at the time of its disclosure; (ii) is or becomes publicly known through no wrongful act of the Receiving Party; (iii) is independently developed by the Receiving Party without use or access to the Disclosing Party's Confidential Material; (iv) is communicated to a third party with the express written consent of the Disclosing Party unless such third party is bound by a confidentiality agreement among the parties hereto; or (v) is communicated to the Receiving Party by a third party who is not under an obligation not to disclose the information.

15.2      Notwithstanding the other provisions of this Section 15, any party to this Agreement and any of such party's Representatives may disclose Confidential Material:

(a)        if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure is required by Law in any applicable jurisdiction;

(b)        if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure is required by any securities exchange or Governmental Entity to which that party is subject wherever situated;

(c)        for the purpose of any Proceedings;

(d)        to its Representatives on a need to know basis provided that each person to whom disclosure is made is advised of the confidentiality obligations under this Agreement and agrees to be bound thereby;

(e)         if and to the extent that the Shareholders (in respect of disclosure by the Purchaser or its Representatives, including the Company, following Completion) or the Purchaser (in respect of disclosure by any Shareholder or their respective Representatives and the Company prior to Completion) has given prior written consent to the disclosure; or

(f)        to an insurer under an insurance policy taken out or intended to be taken out to benefit the Company or any Company Subsidiary, to the extent that such disclosure is required to determine the terms of that insurance policy.

Any information to be disclosed pursuant to paragraphs (a) or (b) of this Section 15.2 shall be disclosed only after consultation with the other parties to this Agreement to whom such information is relevant and the party intending to disclose the Confidential Material shall take into account the reasonable comments or requests of such other party.

15.4        The restrictions contained in this Section 15 shall continue to apply after Completion or termination of this Agreement for a period of five (5) years.

15.5       Each party to this Agreement shall use commercially reasonable efforts to procure that its respective Representatives also comply with the provisions of Sections 15.1 and 15.2, mutatis mutandis. Each party to this Agreement shall be responsible for breach of the above confidentiality undertaking by it or its Representatives.

15.6       Each party to this Agreement shall only use (or permit the use by its Representatives of) the Confidential Material received or held by it or its Representatives for the purposes of performing the obligations under this Agreement or for the purposes of establishing a defense in the course of any Proceedings.

16. COSTS AND EXPENSES

16.1       All expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the sale and purchase of the Company Shares or any other related transaction is completed

17. COUNTERPARTS

17.1     This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

17.2      Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

18. TERMINATION

18.1       This Agreement may be terminated at any time prior to Completion as follows:

(a)        by mutual written consent of the parties as duly authorized by the Purchaser's board of directors, the holders of at least 2/3 of the outstanding Company Shares as of the date hereof (the "Majority Shareholders") and the Company's board of directors;

(b)        by either the Purchaser or the Company if Completion has not occurred by the End Date (and all conditions set forth on Schedule 2 have been satisfied);

(c)        by written notice of the Purchaser, if there has been a breach by the Company or any Shareholder of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or any Shareholder shall have become untrue or inaccurate; provided, however, the Company, or the Shareholder, as the case may be, shall have thirty (30) calendar days to cure such breach from their receipt of notice by the Purchaser;

(d)       by written notice by the Majority Shareholders, if there has been a breach by the Purchaser of any of its respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate; provided, however, the Purchaser shall have thirty (30) calendar days to cure such breach from their receipt of notice by the Majority Shareholders; and

(e)        in accordance with Section 8.3.

18.2       In the event of the termination of this Agreement in accordance with Section 18.1(a) or 18.1(b), this Agreement shall forthwith become void, and there shall he no liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or any other person related to each of them, and all rights and obligations of each party hereto shall cease, except for the Surviving Provisions.

19. DISPUTE RESOLUTION

19.1       The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement, promptly by good faith negotiation among representatives who have authority to resolve the controversy. If such dispute is not resolved, any Party may give the other applicable Parties written notice of such dispute and within twenty (20) calendar days after delivery of such notice, each receiving Party shall submit to the other applicable Parties a written response. The notice and the response shall include (i) a statement of the applicable Party's concerns and perspectives on the dispute, (ii) a summary of supporting facts and circumstances and (iii) the identity of the representative who will represent such Party. Within forty-five (45) calendar days after delivery of the original notice, the representatives of the applicable Parties shall confer, either in person, telephonically, by videoconference or otherwise, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, for the purposes of resolving such dispute. If such dispute remains unresolved following thirty (30) calendar days, then each party shall have the option of appointing an independent advisor reasonably considered an expert in the area of the dispute. Such independent advisors shall meet with the Parties at a mutually agreed upon time and place for the purpose of resolving the dispute (within thirty (30) calendar days of the period described above). All negotiations pursuant to this subsection are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

20. CURRENCY CONVERSIONS

20.1       Notwithstanding anything to the contrary contained in this Agreement, all conversions between currencies shall be in accordance with the standard currency conversion policies and procedures of the Purchaser, as recommended by Purchaser's auditors.

21. SEVERABILITY

21.1       If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

22. CHOICE OF GOVERNING LAW; VENUE; SERVICE OF PROCESS AND JUDGMENTS

22.1       The terms of this Agreement and the relations between the parties hereto shall be governed by and are subject to the laws of France, without regard to conflicts of law principles. Each of the Parties hereby irrevocably submits to the jurisdiction of the courts located in France or first in the United States District Court for the Eastern District of Missouri and thereafter (and only if dismissed or transferred by the United States Court for the Eastern District of Missouri for lack of jurisdiction) in any court of competent jurisdiction in St. Louis, Missouri, in any action, suit or proceeding brought against any party hereto under or in connection with this Agreement, and hereby irrevocably waives; to the fullest extent each of them may effectively do so, any defense based on improper jurisdiction or venue including, without limitation, defenses based on forum non-conveniens. The Parties further agree that a judgment against such party in France, the United States District Court for the Eastern District of Missouri or, as applicable, any court of competent jurisdiction located in St. Louis, Missouri, shall be conclusive and binding upon it and may be enforced in any other jurisdiction to the fullest extent applicable.

23. PRESS ANNOUNCEMENTS

24.1        Purchaser, the Company and the Shareholders agree that no Press Announcement shall be issued by any party or any of their Affiliates without the prior written consent of the other of them (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the consent of the Majority Shareholders shall constitute the consent of the Shareholders, except as such release or announcement may be required by applicable Law, in which case the applicable party shall use reasonable efforts to allow the other of them reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Purchaser or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous Press Announcements.

24. FURTHER ASSURANCES; MUTUAL DRAFTING

25.1        Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

25.2        This Agreement is the joint product of the Company, the Shareholders and the Purchaser and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto

[Signature Page Follows]

In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

ADVANCED ACCELERATOR APPLICATIONS, S. A.

By: /s/ Stefano Buono
Name: Stefano Buono
Title: Chairman and Chief Executive Officer

BIOSYNTHEMA INC.

By: /s/ Jack L. Erion
Name: Jack L. Erion
Title: Chief Executive Officer and President

Company and Purchaser Signature Page to Stock Purchase Agreement

In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: W. Bakker

	/s/ W.H. Bakker	W.H. Bakker
Name:	Signature	Print name

Title:	Director

Date:	May 27, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Boesen B.V

	/s/ J.G.R Boesen	/s/ J.J.B. Boesen	J.G.R Boesen	J.J.B. Boesen
Name:	Signature		Print name

Title:	Director	Managing Director

Date:	28 May 2010	May 28, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: W. Breeman

	/s/ W. Breeman	W. Breeman
Name:	Signature	Print name

Title:	PhD

Date:	May 28, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: B. D. Burleigh

	/s/ Bruce D. Burleigh	Bruce D. Burleigh
Name:	Signature	Print name

Title:

Date:	25 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Center for Emerging Technologies

	/s/ William B. Simon	William B. Simon
Name:	Signature	Print name

Title:	VP/COO for Center for Emerging Technologies

Date:	5/25/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: M. de Jong

	/s/ M. de Jong	M. de Jong
Name:	Signature	Print name

Title:	Professor

Date:	May 30, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: J. Erion

	/s/ Jack L. Erion	Jack L. Erion
Name:	Signature	Print name

Title:	President & CEO

Date:	5/24/2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Four Marks Development B.V.

	/s/ H. van Rossem	H. van Rossem
Name:	Signature	Print name

Title:	Principal

Date:	May 26, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: B. Gallagher

	/s/ Brendan Gallagher	Brendan Gallagher
Name:	Signature	Print name

Title:

Date:	5/29/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: A. G. Harris

	/s/ Alan Harris	Alan Harris
Name:	Signature	Print name

Title:

Date:	28 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: E. Krenning

	/s/ EP Krenning	Prof. Dr. EP Krenning
Name:	Signature	Print name

Title:	MD, PhD, FRCP

Date:	29 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: L. Kvols

	/s/ Larry Kvols	Larry Kvols
Name:	Signature	Print name

Title:

Date:	6-1-2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: D. Kwekkeboom

	/s/ D. J. Kwekkeboom	D. J. Kwekkeboom
Name:	Signature	Print name

Title:	Dr

Date:	29./5/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: S. Pauwels

	/s/ S. Pauwels	S. Pauwels
Name:	Signature	Print name

Title:	MD, PhD

Date:	28 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: J. Reubi

	/s/ J. C. Reubi	J. C. Reubi
Name:	Signature	Print name

Title:	Professor and Head of Division

Date:	June 3rd 2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: F. Sorenson

	/s/ Ferril M. Sorenson	Ferril M. Sorenson
Name:	Signature	Print name

Title:

Date:	May 31, 2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: J. Spronk

	/s/ Jacob Spronk	Jacob Spronk
Name:	Signature	Print name

Title:	Prof. Dr.

Date:	29 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: A. van Dulmen

	/s/ Aad van Dulmen	Aad van Dulmen
Name:	Signature	Print name

Title:	Shareholder

Date:	May 27, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: H. van Rooij

	/s/ Hans H. van Rooij	Hans H. van Rooij
Name:	Signature	Print name

Title:	PhD

Date:	2010/05/27

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: T. Visser

	/s/ Theo J. Visser	Theo J. Visser
Name:	Signature	Print name

Title:	Professor

Date:	May 30, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: R. Wolfangel

	/s/ Robert G. Wolfangel	Robert G. Wolfangel
Name:	Signature	Print name

Title:	Regulatory Consultant

Date:	5-29-2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: H. Maecke

	/s/ Helmut Maecke	Helmut Maecke
Name:	Signature	Print name

Title:	Professor

Date:	31-05-2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Mallinckrodt Inc.

By:	/s/ Joe Wuestner

Name:	Joe Wuestner
Title:	VP and Assistant Secretary

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: RRL76, LLC

	/s/ Mary A. Palank	Mary A. Palank
Name:	Signature	Print name

Title:

Date:	5/26/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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